As filed with the Securities and Exchange Commission on November 28, 2001

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Martek Biosciences Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of
incorporation or organization)

52-1399362

(I.R.S. Employer Identification No.)

6480 Dobbin Road
Columbia, Maryland 21045
(410) 740-0081

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Martek Biosciences Corporation 2001 Stock Option Plan
(Full title of the Plan)

Henry Linsert
Chief Executive Officer
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045
(410) 740-0081

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Michael J. Silver, Esq.
Hogan & Hartson L.L.P.
111 South Calvert Street
Baltimore, Maryland 21202
(410) 659-2700

CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum	Amount of
Title of securities	to be	offering price	aggregate offering	registration
to be registered	registered	per share	price	fee (1)

Common Stock, par value $.10 per share (2)	1,000,000	$22.67	$22,670,000.00	$5,668.00

(1)	Estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low prices per share of Martek Biosciences Corporation common stock, par value $.10 per share, on November 28, 2001, as reported on the NASDAQ National Market.

(2)	Includes Series A Preferred Share Purchase Rights attached thereto, for which no separate fee is payable pursuant to Rule 457(i).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     Martek Biosciences Corporation (the “Company”) hereby incorporates by reference into this registration statement the following documents filed by it with the Commission:
(a)	annual report on form 10-K for the fiscal year ended October 31, 2000;
(b)	quarterly reports on form 10-Q for the fiscal quarters ended January 31, April 30, and July 31, 2001;
(c)	current report on form 8-K filed on March 8, 2001;
(d)

the description of Martek’s common stock, $.10 par value per share contained in the Registrant’s Registration Statement on Form 8-A, including all amendments and reports filed under Section 13(a) or 15(d) of the Exchange Act for purposes of updating the description of the common stock.

     In addition, all documents and reports filed by the Company subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequent filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable (the Common Stock is registered under Section 12(g) of the Exchange Act).

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     Article ELEVENTH of the Company’s Certificate of Incorporation provides that the Company will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. In addition, under indemnification agreements with its directors, the Registrant is obligated, to the fullest extent permissible by the DGCL, as it currently exists or may be amended, to indemnify and hold harmless its directors, from and against all expense, liability and loss reasonably incurred or suffered by such directors.

* * *

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

5.01	Opinion regarding the legality of the shares of Common Stock being registered
10.01	2001 Stock Option Plan
23.01	Consent of Ernst & Young LLP
23.02	Consent of Hogan & Hartson L.L.P. (contained in Exhibit 5.01)
24	Power of Attorney (contained on signature page)

Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:

  (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

       (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

       (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  The undertaking concerning indemnification is set forth under the response to Item 6.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, Maryland, on November 28, 2001.

Martek Biosciences Corporation

By: /s/ Henry Linsert, Jr. Henry Linsert, Jr. Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

We, the undersigned officers and directors of Martek Biosciences Corporation, hereby severally and individually constitute and appoint Henry Linsert, Jr., Peter L. Buzy and Michael J. Silver, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8, and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendment and amendments.

Date: November 28, 2001	/s/ Henry Linsert, Jr.
Henry Linsert, Jr. Chief Executive Officer and Director (Principal Executive Officer)

Date: November 28, 2001	/s/ Peter L. Buzy

Peter L. Buzy (Chief Financial and Accounting Officer)

Date: November 28, 2001	/s/ Jules Blake

Jules Blake Director

Date: November 28, 2001	/s/ Gordon S. Macklin

Gordon S. Macklin Director

Date: November 28, 2001	/s/ Ann L. Johnson

Ann L. Johnson Director

Date: November 28, 2001	/s/ Douglas J. MacMaster, Jr.

Douglas J. MacMaster, Jr. Director

Date: November 28, 2001	/s/ John H. Mahar

John H. Mahar Director

Date: November 28, 2001	/s/ Sandra Panem

Sandra Panem Director

Date: November 28, 2001	/s/ Richard J. Radmer

Richard J. Radmer Director

Date: November 28, 2001	/s/ Eugene H. Rotberg

Eugene H. Rotberg Director

Date: November 28, 2001	/s/ William D. Smart

William D. Smart Director